Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

HARLEY-DAVIDSON CREDIT CORP.

I, James Darrell Thomas, Vice President, Treasurer and Assistant Secretary of Harley-Davidson Credit Corp. (“HDCC”), certify that:

(i) a review of HDCC’s activities for the period from August 18, 2021 (the closing date of the Harley-Davidson Motorcycle Trust 2021-B transaction subject to the requirements of Regulation AB) through December 31, 2021 (the “Reporting Period”) and of HDCC’s performance under the Sale and Servicing Agreement dated as of August 1, 2021 (the “Sale and Servicing Agreement”) among Harley-Davidson Motorcycle Trust 2021-B, Harley-Davidson Customer Funding Corp., HDCC, and Citibank, N.A., has been made under my supervision; and

(ii) to the best of my knowledge, based on such review, HDCC has fulfilled in all material respects all of its obligations under the Sale and Servicing Agreement throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 24th day of March 2022.

/s/ James Darrell Thomas
James Darrell Thomas
Vice President, Treasurer and Assistant Secretary of Harley-Davidson Credit Corp., Servicer to Harley-Davidson Motorcycle Trust 2021-B